Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces 2009 First Quarter Results
MENOMONEE FALLS, WISCONSIN April 30, 2009
Highlights:
•	Adjusted EBITDAR as a percent of revenues increases to 28.5% in the first quarter of 2009, up from 28.2% in the fourth quarter of 2008

•	Private pay occupancy in 2009 first quarter declined by 64 units from fourth quarter 2008 level

•	211 expansion units on line by March 31, 2009

•	Announces intent to borrow up to $14.0 million in mortgage debt at 6.5% from TCF Bank
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported a net loss of $11.8 million in the first quarter of 2009. Excluding an impairment charge relating to the non-cash, non-recurring write-off of goodwill of $14.7 million, net income for the first quarter of 2009 would have been $2.9 million as compared to net income of $4.1 million in the first quarter of 2008 as a decline in revenues was partially offset by reductions in residence operations expenses.
The non-cash, non-recurring charge of $14.7 million (net of income tax benefits of $1.6 million) related to the impairment of goodwill. The impairment charge was primarily driven by adverse equity market conditions which intensified during the first quarter of 2009 and caused a decrease in ALC’s market multiples and stock price at March 31, 2009 as compared to December 31, 2008. This non-cash charge does not impact ongoing business operations, liquidity, cash flows from operating activities, or financial covenants and will not result in any future cash expenditure.
Diluted loss per common share for the first quarter of 2009 was $0.98 per share. Excluding the impairment charge related to goodwill, earnings per share in the first quarter of 2009 would have been $0.24 as compared to $0.31 per share for the first quarter of 2008.
“Continuing strains in the general economy as well as normal first quarter seasonal occupancy reductions contributed to the decline in our private pay occupancy for the quarter,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “We are pleased to have completed a majority of our expansion units and to have entered into a commitment with TCF bank to mortgage three residences, two of which recently completed additions.”
Effective March 16, 2009 ALC implemented a one-for-five reverse stock split of its Class A and Class B common stock. All share and per share data in this press release have been adjusted to reflect this reverse stock split.
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income (loss) to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.
As of March 31, 2009, ALC operated 216 assisted living residences comprising 9,287 units.
Quarters ended March 31, 2009, March 31, 2008, December 31, 2008
Revenues of $57.6 million in the first quarter ended March 31, 2009 decreased $2.6 million or 4.3% from $60.2 million in the first quarter of 2008 and were unchanged from the fourth quarter of 2008.

Adjusted EBITDA for the first quarter of 2009 was $11.5 million, and 20.0% of revenues and
•	decreased $1.8 million or 13.6% from $13.3 million and 22.1% of revenues in the first quarter of 2008; and

•	increased $0.3 million or 2.4% from $11.2 million and 19.5% of revenues in the fourth quarter of 2008.
Adjusted EBITDAR for the first quarter of 2009 was $16.4 million, and 28.5% of revenues and
•	decreased $1.8 million or 9.8% from $18.2 million and 30.3% of revenues in the first quarter of 2008; and

•	increased $0.2 million or 1.2% from $16.3 million and 28.2% of revenues in the fourth quarter of 2008.
First quarter 2009 compared to first quarter 2008
Revenues in the first quarter of 2009 decreased from the first quarter of 2008 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($2.2 million), a reduction in the number of units occupied by private pay residents ($1.9 million) and, as a result of 2008 being a leap year, one less day in the 2009 quarter ($0.6 million), partially offset by higher average daily revenue as a result of rate increases ($2.1 million).
Both adjusted EBITDA and adjusted EBITDAR decreased in the first quarter of 2009 primarily due to decreased revenues discussed above ($2.6 million) and an increase in general and administrative expenses excluding non-cash equity based compensation ($0.3 million), partially offset by a decrease in residence operations expenses ($1.1 million). Residence operations expenses decreased primarily from a reduction in labor and food expenses associated with lower occupancy. General and administrative expenses increased primarily from increased salary and benefit expenses.
First quarter 2009 compared to the fourth quarter 2008
Revenues in the first quarter of 2009 were unchanged from the fourth quarter of 2008. Increased rates ($2.3 million) were offset by a reduction in the number of units occupied by private pay residents ($0.6 million), the planned reduction in the number of units occupied by Medicaid residents ($0.5 million), and two less days in the 2009 quarter ($1.2 million).
Increased adjusted EBITDA and EBITDAR in the first quarter of 2009 as compared to the fourth quarter of 2008 resulted primarily from a decrease in residence operations expenses excluding fourth quarter 2008 hurricane damage losses ($0.3 million) partially offset by an increase in general and administrative expenses excluding non-cash equity based compensation ($0.1 million) and, for EBITDA only, a reduction in residence lease expense ($0.1 million). Residence operations expenses decreased primarily from lower labor and food expenses associated with lower occupancy.
Goodwill Impairment Charge
The market value of our common stock declined in the first quarter of 2009 in the face of a depressed macroeconomic environment, constraints in capital markets, and volatility in equity markets. As a result, our market capitalization at the end of the first quarter of 2009 was below book value. We performed an impairment test of the goodwill and intangibles as of the end of the first quarter in accordance with the requirements of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. As a result, we recorded a non-cash goodwill impairment charge of $16.3 million and related tax benefits of $1.6 million for the quarter ended March 31, 2009. We believe that the recent market conditions used in the required calculations do not reflect the long-term value of ALC.
Share repurchase program
ALC’s Board of Directors has authorized the repurchase of up to $80 million in Class A common stock through August 6, 2009. In the first quarter of 2009, ALC repurchased 129,404 shares of its Class A common stock at an aggregate cost (including commissions) of $1.97 million and an average price (including commissions) of $15.21 per share, equivalent to a per unit cost of $53,500 per unit. To date, 2,047,802 shares have been purchased at an average price of $33.25. Approximately $12.1 million remains available under the repurchase program.
Expansion Program Update
By the end of the first quarter of 2009 we had completed, licensed, and begun accepting new residents in 211 units under our program to add 400 units to existing owned buildings. Construction continues on the remaining expansion units. We are currently targeting completion of 109 units in the remainder of 2009, and the remaining 80 units in the first quarter of 2010. To date, actual cost remains consistent with our original estimates of $125,000 per unit.
Financing Activities and Liquidity
On January 2, 2009, ALC repaid approximately $7.1 million in mortgage notes which bore interest at a rate of 8.65%. Funds for the repayment were borrowed under ALC’s $120 million line of credit. At March 31, 2009 ALC maintained a strong liquidity position with cash of approximately $10.6 million and undrawn lines of $35 million. On April 20, 2009, ALC entered into a commitment letter with TCF bank to provide up to $14 million in mortgage debt for a period of five years at a fixed rate of 6.5%. The mortgage is to be secured by three ALC residences and is subject to normal closing conditions. ALC will continue to seek additional financing on unencumbered properties.
Investor Call
ALC has scheduled a conference call for tomorrow morning, May 1, 2009 at 10:00 a.m. (Eastern Time) to discuss financial results for the first quarter. The toll-free number for the live call is 800-230-1074 or international 612-332-0107, and the conference name is “ALC First Quarter Results Call.” A taped rebroadcast will be available approximately three hours following the live call until midnight on May 31, 2009. To access the rebroadcast of the call, dial 800-475-6701, or international 320-365-3844; and using access code 995418.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,650 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving occupancy and private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release in connection with forward-looking statements, other risks and uncertainties are identified in ALC’s filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of political and economic influences; changes in general economic conditions, including changes in the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against

ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except earnings per share)

	Three Months Ended
	March 31,
	2009	2008
Revenues	$57,634	$60,247

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,819	38,925
General and administrative	3,434	3,090
Residence lease expense	4,927	4,898
Depreciation and amortization	5,028	4,896
Goodwill impairment	16,315	—

Total operating expenses	67,523	51,809

(Loss) income from operations	(9,889)	8,438
Other expense:
Interest income	13	179
Interest expense	(1,843)	(2,083)

(Loss) income before income taxes	(11,719)	6,534
Income tax expense	(56)	(2,483)

Net (loss) income	$(11,775)	$4,051

Weighted average common shares:
Basic	11,956	12,909
Diluted	11,956	13,040
Per share data:
Basic (loss) earnings per common share	$(0.98)	$0.31

Diluted (loss) earnings per common share	$(0.98)	$0.31

Adjusted EBITDA (1)	11,519	13,337
Adjusted EBITDAR (1)	16,446	18,235

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,626	$19,905
Investments	2,759	3,139
Accounts receivable, less allowances of $719 and $689, respectively	2,476	2,696
Prepaid expenses, supplies and other receivables	5,746	3,463
Deposits in escrow	1,777	2,343
Income tax receivable	3,355	3,147
Deferred income taxes	4,354	4,614

Total current assets	31,093	39,307
Property and equipment, net	427,456	422,791
Goodwill	—	16,315
Intangible assets, net	13,035	13,443
Restricted cash	5,434	4,534
Other assets	2,322	2,231

Total Assets	$479,340	$498,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,029	$13,574
Accrued liabilities	17,293	17,898
Deferred revenue	8,330	6,739
Current maturities of long-term debt	12,136	19,392
Current portion of self-insured liabilities	300	300

Total current liabilities	47,088	57,903
Accrual for self-insured liabilities	1,089	1,176
Long-term debt	142,531	136,890
Deferred income taxes	11,486	11,811
Other long-term liabilities	11,524	11,102
Commitments and contingencies

Total Liabilities	213,718	218,882

Preferred stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, par value $0.01 per share, 80,000,000 authorized, 10,315,680 and 10,443,313 issued and outstanding, respectively	124	124
Class B Common Stock, par value $0.01 per share, 15,000,000 authorized, 1,560,453 and 1,562,101 issued and outstanding, respectively	16	16
Additional paid-in capital	314,261	314,202
Accumulated other comprehensive loss	(2,421)	(1,989)
Retained earnings	21,866	33,641
Treasury stock at cost, 2,047,802 and 1,918,398 shares, respectively	(68,224)	(66,255)

Total Stockholders’ Equity	265,622	279,739

Total Liabilities and Stockholders’ Equity	$479,340	$498,621

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
OPERATING ACTIVITIES:
Net (loss) income	$(11,775)	$4,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,028	4,896
Goodwill impairment	16,315	—
Amortization of purchase accounting adjustments for leases and debt	(99)	(215)
Provision for bad debts	(30)	21
Provision for self-insured liabilities	259	224
Payments of self-insured liabilities	(89)	(126)
Loss on sale or disposal of fixed assets	29	—
Equity-based compensation expense	65	3
Change in fair value of derivatives	(172)	—
Deferred income taxes	(65)	2,101
Unrealized loss on investments	120	—
Changes in assets and liabilities:
Accounts receivable	250	170
Supplies, prepaid expenses and other receivables	(2,283)	(291)
Deposits in escrow	566	(301)
Accounts payable	(1,423)	42
Accrued liabilities	(605)	(464)
Deferred revenue	1,591	643
Income taxes payable / receivable	(208)	290
Changes in other non-current assets	(991)	5,039
Other long-term liabilities	267	176

Cash provided by operating activities	6,750	16,259

INVESTING ACTIVITIES:
Payment for acquisitions	—	(14,524)
Cash designated for acquisition	—	14,864
Payments for new construction projects	(8,359)	(249)
Payments for purchases of property and equipment	(4,077)	(3,557)

Cash used in investing activities	(12,436)	(3,466)

FINANCING ACTIVITIES:
Purchase of treasury stock	(1,969)	(9,100)
Proceeds on borrowings on revolving credit facility	6,000	—
Repayment of revolving credit facility	—	(3,000)
Repayment of mortgage debt	(7,624)	(617)

Cash used by financing activities	(3,593)	(12,717)

(Decrease) increase in cash and cash equivalents	(9,279)	76
Cash and cash equivalents, beginning of year	19,905	14,066

Cash and cash equivalents, end of period	$10,626	$14,142

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$1,807	$2,172
Income tax payments, net of refunds	62	96

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All residences

	Three months ended
	March	December	March
	31, 2009	31, 2008	31, 2008
Average Occupied Units by Payer Source
Private	5,435	5,499	5,631
Medicaid	532	602	873

Total	5,967	6,101	6,504

Occupancy Mix by Payer Source
Private	91.1%	90.1%	86.6%
Medicaid	8.9%	9.9%	13.4%

Percent of Revenue by Payer Source
Private	93.7%	93.0%	90.6%
Medicaid	6.3%	7.0%	9.4%

Average Revenue per Occupied Unit Day by Payer Source
Private	$110.44	$105.90	$106.51
Medicaid	$75.53	$72.99	$71.31
Combined	$107.33	$102.65	$101.79

Occupancy Percentage	65.7%	67.2%	71.7%
Same residence basis*

	Three months ended
	March	December	March
	31, 2009	31, 2008	31, 2008
Average Occupied Units by Payer Source
Private	5,408	5,480	5,576
Medicaid	524	588	838

Total	5,932	6,068	6,414

Occupancy Mix by Payer Source
Private	91.2%	90.3%	86.9%
Medicaid	8.8%	9.7%	13.1%

Percent of Revenue by Payer Source
Private	93.8%	93.1%	90.9%
Medicaid	6.2%	6.9%	9.1%

Average Revenue per Occupied Unit Day by Payer Source
Private	$110.35	$105.94	$106.44
Medicaid	$75.48	$72.78	$71.24
Combined	$107.27	$102.71	$101.84

Occupancy Percentage	66.5%	68.1%	71.9%

*	Excludes units from 211 expansion units opened in the past twelve months and 159 units temporarily closed for renovation.

Weighted Average Basic and Diluted Shares
     The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, in the quarter ended March 31, 2008, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 131 thousand shares included in the quarter ended March 31, 2008. Since ALC sustained a loss in the quarter ended March 31, 2009, no conversions were assumed as their impact would have been anti-dilutive.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to adjusted EBITDA and adjusted EBITDAR:

	Three Months		Three Months
	Ended		Ended
	March 31,		December 31,
	(In thousands, unaudited)
	2009	2008	2008
Net income (loss)	$(11,775)	$4,051	$3,030
Provision for income taxes	56	2,483	1,493

Income (loss) from operations before income taxes	(11,719)	6,534	4,523
Add:
Depreciation and amortization	5,028	4,896	4,775
Interest expense, net	1,830	1,904	1,733
Loss on disposal of assets	—	—	222
Non-cash equity based compensation	65	3	(5)
Goodwill impairment	16,315	—	—

Adjusted EBITDA	11,519	13,337	11,248
Add: Lease expense	4,927	4,898	5,006

Adjusted EBITDAR	$16,446	$18,235	$16,254

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months		Three Months
	Ended		Ended
	March 31,		December 31,
	(Dollar amounts in thousands, unaudited)
	2009	2008	2008
Revenues	$57,634	$60,247	$57,617

Adjusted EBITDA	$11,519	$13,337	$11,248

Adjusted EBITDAR	$16,446	$18,235	$16,254

Adjusted EBITDA as percent of total revenues	20.0%	22.1%	19.5%

Adjusted EBITDAR as percent of total revenues	28.5%	30.3%	28.2%